EXHIBIT A

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) of the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the Class A ordinary share, par value $0.0001 per share, of Emerging Markets Horizon Corp. and further agree that this Joint Filing Agreement shall be included as an Exhibit to such joint filing.

The undersigned further agree that each party hereto is responsible for the timely filing of such Statement on Schedule 13G and any amendments thereto, and for the accuracy and completeness of the information concerning such party contained therein; provided, however, that no party is responsible for the accuracy or completeness of the information concerning any other party, unless such party knows or has reason to believe that such information is inaccurate.

This Joint Filing Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of December 27, 2021.

PIK INVEST LTD

By:	Director Uniway Managers Ltd

By:	/s/ Constantinos Argyrides
Name:	Constantinos Argyrides
Title:	Director

By:	/s/ Antonis Tsikouris
Name:	Antonis Tsikouris
Title:	Director

INTERNATIONAL LLC LEDAMEN

By:	/s/ Sergey Gordeev
Name:	Sergey Gordeev
Title:	General Director

PIK + LLC

By:	/s/ Georgiy Figin
Name:	Georgiy Figin
Title:	General Director

HREF FOUNDATION

By:	/s/ Jan Sjaak Vinzenz Tersteeg
Name:	Jan Sjaak Vinzenz Tersteeg
Title:	Foundation Council Member

By:	/s/ Frank Zindel
Name:	Frank Zindel
Title:	Foundation Council Member

SERGEY GORDEEV

By:	/s/ Sergey Gordeev
Name:	Sergey Gordeev